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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

Featherlite, Inc.

We consent to the use in Registration Statement No. 333-90860 and No. 333-75285 of Featherlite, Inc. (the Company) on Form S-8 of our report dated February 28, 2003 (April 14, 2003 as to Notes 2 and 9), relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2002 (which expresses an unqualified opinion and includes an explanatory paragraph relating to certain matters raising substantial doubt about the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP
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Minneapolis, Minnesota
April 15, 2003